Filed Pursuant to Rule 424(b)(2)

Registration No. 333-132911

PRODUCT SUPPLEMENT PPN-1 (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006)

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

100% Principal Protected Notes

The Notes:

•         We may offer from time to time 100% Principal Protected Notes (the “Notes”). The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will be linked to a market measure which will be described in a relevant prospectus supplement (which may be called the “index supplement”). This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more additional prospectus supplements or pricing supplements (each of which may be called “term sheets”) which will describe the specific terms of that issue of Notes. Such term sheets will identify the market measure that will be used to calculate a return on the Notes offered thereby, and any additions or changes to the market measure described in the relevant index supplement or the terms specified in this product supplement.

•         The Notes are designed for investors who are seeking exposure to a specific market measure to which the Notes are linked (the “Market Measure”) and who anticipate that the value of such Market Measure (or “best of” two or more Market Measures, as the case may be) will either produce a return for the Notes that is positive, as more fully described herein, or will increase (or decrease, in the case of bearish Notes) from the starting value of such Market Measure on the pricing date to the ending value of the Market Measure on the calculation day or days, as the case may be, before the maturity date of such issue of Notes. Investors must also be willing to forego interest payments on the Notes and, if provided for in the applicable term sheet, be willing to accept a return that may not be more than the limit described in this product supplement and the applicable term sheet.

•         The Notes will have 100% principal protection on the maturity date. If so provided in the applicable term sheet, the Notes may be subject to a cap (the “Capped Value”), which would limit your return on the notes.

•         A Market Measure to which a specific issue of Notes is linked will be set forth in the applicable term sheet. A Market Measure may be a commodity- or equity-based index or basket of indices, the value of a currency exchange rate or set of currency exchange rates. Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the component or components underlying the Market Measure, over the term of the Notes.

•         If provided for in the applicable term sheet, we may apply to have the Notes listed on a securities exchange or quotation system. If approval of such an application is granted, the Notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.

Callable at the Option of ML&Co.:

•         If provided for in the applicable term sheet, we may call the Notes on dates specified in the applicable term sheet. If we call the Notes, we will pay you a cash amount that will provide an annual yield-to-call specified in the applicable term sheet on the Original Public Offering Price per unit of the Notes from the original issue date until the call date.

Payment on the Maturity Date (equity- and commodity-based Market Measures):

•         If the Notes are not called prior to or on the maturity date, the amount you will receive on the maturity date per unit will be based upon the direction of and percentage change in the value of the Market Measure from the starting value of such Market Measure on the pricing date to the ending value of such Market Measure determined on a specified calculation day or days shortly before the maturity date of such Notes, as set forth herein. If the ending value of the Market Measure compared to its starting value:

•         has increased (or decreased, in the case of bearish Notes), on the maturity date you will receive a payment per unit equal to the original public offering price (the “Original Public Offering Price”) per unit plus a supplemental redemption amount (the “Supplemental Redemption Amount”) equal to the Original Public Offering Price multiplied by the percentage increase (or decrease, in the case of bearish Notes) of the Market Measure as leveraged by a participation rate (the “Participation Rate”), up to the Capped Value per unit, if applicable to such issue of Notes. The actual Participation Rate and Capped Value, if applicable, will be set forth in the applicable term sheet relating to a specific issue of Notes; or

•         has decreased or has not increased (or has increased or has not decreased, in the case of bearish Notes), you will receive the Original Public Offering Price per unit.

Payment on the Maturity Date (exchange rate-based Market Measures):

•         If the Notes are not called prior to or on the maturity date, the amount you will receive on the maturity date per unit will be based upon the sum of the weighted return of each exchange rate included in the Market Measure (the “Cumulative Return”) determined on a specified calculation day or days shortly before the maturity date of such Notes, as set forth herein. If the Cumulative Return (or the greatest Cumulative Return of all exchange rate-based Market Measures, if the Notes are linked to the “best-of” two or more exchange rate-based Market Measures):

•         is positive, on the maturity date you will receive a payment per unit equal to the Original Public Offering Price per unit plus the Supplemental Redemption Amount equal to the Original Public Offering Price multiplied by the Cumulative Return as leveraged by the Participation Rate, up to the Capped Value per unit, if applicable to such issue of Notes. The actual Participation Rate and Capped Value, if applicable, will be set forth in the applicable term sheet relating to a specific issue of Notes; or

•         is negative or zero, you will receive the Original Public Offering Price per unit.

•         As set forth in the applicable term sheet, an affiliate of ours will be our agent for purposes of determining, among other things, the Starting Value and Ending Value or the Cumulative Return, as applicable, and calculating the Supplemental Redemption Amount (in such capacity, the “Calculation Agent”).

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-4 of this product supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is August 28, 2008.

Product Supplement PPN-1

Medium-Term Notes, Series C Prospectus Supplement

(the “MTN prospectus supplement”)

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock Prospectus Supplement

(the “general prospectus supplement”)

Prospectus

Page
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, the general prospectus supplement, the MTN prospectus supplement, any index supplement relating to the Market Measure to which the Notes are linked, and the term sheet which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus”. You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement and the applicable term sheet or any other prospectus supplement relating to a specific issue of Notes before deciding whether an investment in the Notes is suitable for you.

General

You may not earn a return on your investment

If your Notes are not called prior to or on the maturity date, we will not pay you a fixed return above the Original Public Offering Price on the Notes at maturity. If your Notes are linked to an equity- or commodity-based Market Measure, the payment you receive on the maturity date on the Notes will depend on the direction of and percentage change in such Market Measure. If the Ending Value of such Market Measure, as determined on a specified Calculation Day or Days (as defined herein), is not greater than (or less than, in the case of bearish Notes) its Starting Value, the Supplemental Redemption Amount will be $0. This will be true even if the value of such Market Measure was higher than (or less than, in the case of bearish Notes) the Starting Value at some time during the term of the Notes but nevertheless results in an Ending Value that is below (or above, in the case of bearish Notes) the Starting Value. If your Notes are linked to an exchange rate-based Market Measure (or “best-of” two or more exchange rate-based Market Measures, as the case may be), the payment you receive on the maturity date on the Notes will depend on the Cumulative Return of such Market Measure (or the greatest Cumulative Return of all exchange rate-based Market Measures, if the Notes are linked to the “best-of” two or more exchange rate-based Market Measures). If the Cumulative Return of such Market Measure (or the greatest Cumulative Return of all exchange rate-based Market Measures, if the Notes are linked to the “best-of” two or more exchange rate-based Market Measures), as determined on a specified Calculation Day or Days, is negative or zero, the Supplemental Redemption Amount will be $0. This will be true even if the Cumulative Return of such Market Measure would have been positive if it had been calculated at some other time during the term of the Notes but is negative or zero on the Calculation Day or Days. If the Supplemental Redemption Amount is $0, we will pay you only the Original Public Offering Price per unit for your Notes.

Your return may be limited and may not reflect the return on a direct investment in the components included in a Market Measure

If provided for in the applicable term sheet, the Supplemental Redemption Amount may be subject to a Capped Value. If so provided, the opportunity to participate in changes in the value of a Market Measure through an investment in the Notes will be limited because the Supplemental Redemption Amount will not exceed the Capped Value that will be set forth in the applicable term sheet. Even if the change in the value of the Market Measure results in a Supplemental Redemption Amount that would otherwise exceed the Capped Value, if a Capped Value applies to such issue of the Notes, at maturity, you will only receive a return equal to the Capped Value plus the Original Public Offering Price.

If provided for in the applicable term sheet, we may call all of the Notes on the dates specified in the applicable term sheet. In the event that we elect to call the Notes, you will receive only the Call Price (as defined herein), regardless of changes in the value of the Market Measure, and your total annualized yield will be effectively capped at the Yield-to-Call (as defined herein) specified in the applicable term sheet. In addition, our ability to call the Notes may shorten the term of your investment. The opportunity to participate in movements of the Market Measure through an investment in the Notes is limited because the amount you receive if we call the Notes will never exceed the Yield-to-Call specified in the applicable term sheet.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on the Notes may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

You must rely on your own evaluation of the merits of an investment linked to the Market Measure

In the ordinary course of their businesses, affiliates of ML&Co. may express views on expected movements in a Market Measure or in the components of a Market Measure and these views may be communicated to clients of our affiliates in the ordinary course of their business. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by affiliates of ML&Co.

You should make such investigation as you deem appropriate as to the merits of an investment linked to a Market Measure. Neither the offering of the Notes nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future market movements constitutes a recommendation as to the merits of an investment in the Notes.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for such Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the value of a Market Measure.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Public Offering Price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the value of the Market Measure to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Public Offering Price. This is due to, among other things, the fact that the Original Public Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

The respective publishers of an equity- or commodity-based Market Measures may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

The publishers of equity- or commodity-based Market Measure (each a “Market Measure Publisher”) can add, delete or substitute the components included in such Market Measure or make other methodological changes that could change the value of such Market Measure. You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of the Notes. The Market Measure Publishers have no obligation to consider your interests in calculating or revising the Market Measure.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as a positive Cumulative Return or an increase (or decrease, in the case of bearish Notes) in the value of the Market Measure. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of a Market Measure is expected to affect the trading value of the Notes. We expect that the trading value of Notes linked to an equity- or commodity-based Market Measure will depend substantially on the amount, if any, by which the value of such Market Measure exceeds or does not exceed its Starting Value. Additionally, we expect that the trading value of Notes linked to an exchange rate-based Market Measure will depend substantially on whether, and to what extent, the value of such Market Measure (or the greatest Cumulative Return of all exchange rate-based Market Measures, if the Notes are linked to the “best-of” two or more exchange rate-based Market Measures) would produce a Cumulative Return that is positive or negative. However, if you choose to sell your Notes when the value of an equity- or commodity-based Market Measure exceeds (or does not exceed, in the case of bearish Notes) its Starting Value or when the value of an exchange rate-based Market Measure would produce a Cumulative Return that is positive, you may receive substantially less than the amount that would be payable on the maturity date because of the expectation that the value of the Market Measure will continue to fluctuate until its Ending Value or Cumulative Return, as applicable, is determined. If the Notes are subject to being called at our option, even if the value of an equity- or commodity-based Market Measure is substantially greater than (or less than, in the case of bearish Notes) its Starting Value or even if the value of an exchange rate-based Market Measure would produce a Cumulative Return that is positive, the price at which you could sell the Notes in a secondary market transaction is expected to be limited because our right to call the Notes would effectively limit any returns a purchaser would otherwise realize in the absence of such a provision. In addition, if the applicable term sheet provides that the Supplemental Redemption Amount is limited to the Capped Value, we do not expect that the Notes will trade in the secondary market above the value of the Original Public Offering Price plus such Capped Value.

Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure changes, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. If an equity- or commodity-based Market Measure to which your Notes are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or component and, thus, the trading value of the Notes may be adversely affected. Alternatively, if your Notes are linked to an exchange rate-based Market Measure, increases or decreases in the interest rates in markets based on any Underlying Currency or Base Currency (each as defined herein) may adversely affect the trading value of the Notes. Interest rates may also affect the economies of the countries issuing an Underlying Currency or Base Currency and, in turn, the value of an applicable Exchange Rate (as defined herein) or set of Exchange Rates and therefore, the trading value of the Notes.

Changes in dividend yields on the stocks included in equity-based Market Measures are expected to affect the trading value of the Notes. In general, if dividend yields on the stocks included in a Market Measure increase, we expect that the trading value of the Notes will decrease (or increase, in the case of bearish Notes) and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the Notes will increase (or decrease, in the case of bearish Notes).

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. Before their stated maturity date, the Notes may trade at a value different than that which would be expected based on the level of interest rates and the value of the Market Measure. This difference will reflect a “time premium” due to expectations concerning the value of the Market Measure during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, which could adversely affect the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase (or decrease, in the case of bearish Notes), if any, in the value of an equity- or commodity-based Market Measure from its Starting Value to its Ending Value or whether, and to what extent, the Cumulative Return of an exchange rate-based Market Measure (or the greatest Cumulative Return of all exchange rate-based Market Measures, if the Notes are linked to the “best-of” two or more exchange rate-based Market Measures) is positive, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Market Measure will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Market Measures, components of the Market Measures, or futures or options contracts on Market Measures or components of Market Measures for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these components and, in turn, the value of the Market Measure in a manner that could be adverse to your investment in the Notes. Any purchase or sale by us, our affiliates or others on our behalf on or before the date an issue of the Notes are priced for initial sale to the public (the “Pricing Date”) may temporarily increase or decrease the prices of a Market Measure or a component of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or a component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date, affecting the value of the Market Measure and therefore the trading value of the Notes.

Potential conflicts of interest could arise

One of our subsidiaries may be our agent for the purposes of determining the Starting Value and calculating the Ending Value of equity- and commodity-based Market Measures, the Cumulative Return of exchange rate-based Market Measures and the Supplemental Redemption Amount, if any. Under certain circumstances, such subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of an equity- or commodity-based Market Measure or an Exchange Rate comprising an exchange rate-based Market Measure can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of an equity- or commodity-based Market Measure or an Exchange Rate comprising an exchange rate-based Market Measure. See the sections entitled “Description of the Notes—Adjustments to the Market Measure—Equity- and Commodity-Based Market Measures”, “Description of the Notes—Discontinuance of the Market Measure—Equity- and Commodity-Based Market Measures” and Description of the Notes—Discontinuance of the Market Measure—Exchange Rate-Based Market Measures” in this product supplement. Such subsidiary is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control such subsidiary, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amount due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes or we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Whether we seek competitive terms in entering into hedging arrangements will depend on the specific terms of an issuance of the Notes, including the size of such issuance. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in an equity-based Market Measure including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

If the value of the Market Measure or any Market Measure component to which your Notes are linked is traded in a currency other than U.S. dollars, exchange rate movements may impact the value of the Notes

The Notes will be denominated in U.S. dollars. If the value of a Market Measure or any component of Market Measure is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates.

If your Notes are linked to a Market Measure that is a basket of two or more equity- or commodity-based components or that is a set of Exchange Rates, changes in the value of one or more basket components or Exchange Rates may offset each other

For Notes linked to a Market Measure that is a basket of two or more equity- or commodity-based components or a set of Exchange Rates (the “Market Measure Components”), price movements in the Market Measure Components may not correlate with each other. At a time when the value of one or more of the Market Measure Components changes, the values of the other Market Measure Components may not change as much or may even change in the opposite direction. Therefore, in calculating the Ending Value of equity- and commodity-based Market Measures or the Cumulative Return of exchange rate-based Market Measures, changes in the values of one or more of the Market Measure Components may be moderated, or more than offset, by lesser changes, or changes in the opposite direction, in the values of the other Market Measure Components, particularly if the Market Measure Components that change are of relatively low weight.

You cannot predict the future performance of any Market Measure performance or the Market Measure as a whole, or whether changes in the values of any of the Market Measure Components will be offset by changes in the opposite direction in the values of the other Market Measure Components, based on their historical performance.

If the components of an equity- or commodity-based Market Measure to which your Notes are linked are concentrated in one industry, the Notes will be subject to risks associated with a direct investment in such industry

Although an investment in the Notes will not give holders any ownership or other direct interests in the components of the Market Measure, if the components of the Market Measure to which your Notes are linked are concentrated in one industry, the Notes will be subject to certain risks associated with a direct investment in such industry.

Equity-Based Market Measures

If your Notes are linked to an equity-based Market Measure, you should carefully consider the following risk factors:

You will not have the right to receive cash dividends or exercise ownership rights with respect to the common stocks included in such Market Measure

If your Notes are linked to an equity-based Market Measure, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in such Market Measure and your return on the Notes will not reflect the return you would realize if you actually owned the component stocks included in the Market Measure and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the Ending Value. Additionally, the Ending Values of certain equity-based indices reflect only the prices of the common stocks included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets

Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If your Notes are linked to a commodity-based Market Measure, you should carefully consider the following risk factors:

Ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

If your Notes are linked to a commodity-based Market Measure, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. ML&Co. will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the Notes.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e., energy) or single commodity (i.e., gold). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

Suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.

The Notes will not be regulated by the CFTC

Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by ML&Co. on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: exchange rate risk relative to the U.S. dollar; exchange controls; expropriation; burdensome or confiscatory taxation and moratoriums and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

Exchange Rate-Based Market Measures

If your Notes are linked to an exchange rate-based Market Measure, you should carefully consider the following risk factors:

The return on your Notes depends on the value of the Market Measure, which is affected by many complex factors outside of our control

The value of any currency exchange rate, including the Exchange Rates comprising a Market Measure, may be affected by complex political and economic factors. A Market Measure is at any moment a result of the supply and demand for each Underlying Currency relative to a Base Currency, and changes in an exchange rate results over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of such Underlying Currency or Base Currency, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, balance of payments and extent of governmental surpluses or deficits in the originating country of such Underlying Currency or Base Currency, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the government in the originating country of such Underlying Currency or Base Currency, and other countries important to international trade and finance.

Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces, as is the case with the Chinese renminbi (yuan). Governments, including that which is issuing a given Underlying Currency or Base Currency, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. The government issuing the Underlying Currency or Base Currency may also issue a new currency to replace an existing currency or alter a Market Measure or relative exchange characteristics by devaluation or revaluation of such currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of such currency across borders. There will be no adjustment or change in the terms of the Notes in the event that a Market Measure should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes (except for the limited instance of the issuance of a replacement currency, as more fully described below under “Description of the Notes—Discontinuation of a Market Measure”) affecting an Underlying Currency or Base Currency specifically, or any other currency.

Even though currency trades around-the-clock, your Notes will not; the prevailing market prices for your Notes may not reflect the underlying currency prices and rates

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes will not conform to the hours during which a currency underlying the Market Measure is traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes. The possibility of these movements should be taken into account in relating the value of the Notes to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of a Market Measure used to calculate the Cumulative Return. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the foreign exchange markets for a Market Measure.

The Exchange Rate of the Chinese renminbi (yuan) is currently managed by the Chinese government

If your Notes are linked to an Exchange Rate for the Chinese renminbi, you should carefully consider the following risk factor:

On July 21, 2005, the People’s Bank of China, with the authorization of the State Council of the People’s Republic of China, announced that the Chinese renminbi (yuan) Exchange Rate would no longer be pegged to the United States dollar and would float based on market supply and demand with reference to a basket of currencies.

According to public reports, the governor of the People’s Bank of China has stated that the basket is composed mainly of the United States dollar, the European Union euro, the Japanese yen and the South Korean won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the basket has not been announced.

The initial adjustment of the Chinese renminbi (yuan) Exchange Rate was an approximate 2% revaluation from an Exchange Rate of 8.28 renminbi (yuan) per one United States dollar to 8.11 renminbi (yuan) per one United States dollar. The People’s Bank of China has also announced that the daily trading price of the United States dollar against the renminbi (yuan) in the inter-bank foreign exchange market will continue to be allowed to float within a specified band around the central parity published by the People’s Bank of China, while the trading prices of the non-United States dollar currencies against the renminbi (yuan) will be allowed to move within a certain band announced by the People’s Bank of China. The People’s Bank of China has stated that it will make adjustments of the renminbi (yuan) Exchange Rate band when necessary according to market developments as well as the economic and financial situation.

Despite the recent change in their exchange rate regime, the Chinese government continues to manage the valuation of the renminbi (yuan), and, as currently managed, its price movements are unlikely to contribute significantly to Cumulative Return. However, further changes in the Chinese government’s management of the renminbi (yuan) could result in a significant movement in the Chinese renminbi (yuan) Exchange Rate, which could adversely affect the Cumulative Return.

Specific Market Measures

The Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated

If your Notes are linked to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated (the “ROGRER”), you should carefully consider the following risk factors:

While the level of the Rogers International Commodity Index—Excess Return (the “RICI—Excess Return Index”) may be calculated by a number of different entities, the Notes are linked to the ROGRER, which is the RICI—Excess Return Index as calculated by an affiliate of ML&Co.

The RICI—Excess Return Index may be calculated by a number of different entities; however, the Supplemental Redemption Amount payable on the Notes will depend solely on the direction of and percentage change in the level of the ROGRER, which is the RICI—Excess Return Index calculated by an affiliate of ML&Co., from the Starting Value to the Ending Value. ML&Co. does not control and has no responsibility for calculations of the RICI—Excess Return Index that may be made by entities other than its affiliate. While it is not expected that the levels of the RICI—Excess Return Index published by other entities will be different from the level of the ROGRER, if there is a difference between such published levels, the level of the ROGRER calculated by an affiliate of ML&Co. will be used to determine the Ending Value and the Supplemental Redemption Amount. Therefore, even if another entity publishes levels of the RICI—Excess Return Index prior to the maturity date that are higher than the levels calculated by an affiliate of ML&Co., the Ending Value and your payment on the maturity date will be based on the lower levels calculated by an affiliate of ML&Co.

The ROGRER is a rolling index

The ROGRER is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the ROGRER, as the exchange-traded futures contracts that comprise the ROGRER approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in “contango”. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the ROGRER have historically traded in contango markets. These “roll yields” could affect the level of the ROGRER and the value of the Notes.

The Notes include the risk of concentrated positions in one or more commodity sectors

The exchange-traded physical commodities underlying the futures contracts included in the ROGRER from time to time are heavily concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. Accordingly, a decline in value in certain raw materials would adversely affect the performance of the ROGRER. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the ROGRER to lessen or eliminate the concentration of existing energy contracts in the ROGRER or to broaden the ROGRER to account for such developments, the level of the ROGRER and hence the value of the Notes could decline.

The composition of the ROGRER is controlled by James B. Rogers (“Rogers”) and changes may affect the value of the Notes and the amount you receive on the maturity date

The RICI—Excess Return Index is overseen and managed by a committee (the “RICI Committee”). Rogers chairs the RICI Committee and controls its decisions.

Rogers, through the RICI Committee, has a significant degree of discretion regarding the composition and management of the RICI—Excess Return Index including additions, deletions and the weightings of the components of the ROGRER or exchange-traded futures contracts on the commodities included in the ROGRER. Any of these factors could affect the ROGRER and, therefore, could affect the amount payable on the Notes on the maturity date and the market value of the Notes prior to maturity. Rogers and the RICI Committee do not have any obligation to take the needs of any parties to transactions involving the ROGRER, including the holders of the Notes, into consideration when reweighting or making any other changes to the ROGRER.

Additionally, Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the ROGRER, and over-the-counter contracts having values which are derived from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the ROGRER. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the level of the ROGRER and therefore the market value of the Notes.

The Notes are linked to the RICI—Excess Return Index as calculated by Merrill Lynch, not the Rogers International Commodity Index®—Total ReturnSM (the “RICI—Total Return Index”)

The Notes are linked to the RICI—Excess Return Index as calculated by Merrill Lynch and not the RICI—Total Return Index. The RICI—Excess Return Index reflects returns that are potentially available through an unleveraged investment in the components of the ROGRER. By comparison, the RICI—Total Return Index is a total return index which, in addition to reflecting the same returns of the RICI—Excess Return Index as calculated by Merrill Lynch, also reflects interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to the RICI—Excess Return Index as calculated by Merrill Lynch and not the RICI—Total Return Index, the return from an investment in the Notes will not reflect this total return feature.

The Dow Jones-AIG Commodity IndexSM

If your Notes are linked to the Dow Jones-AIG Commodity IndexSM (the “DJAIG”), you should carefully consider the following risk factors:

The DJAIG is a rolling index

The DJAIG is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the DJAIG, as the exchange-traded futures contracts that comprise the DJAIG approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in “contango”. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the DJAIG have historically traded in contango markets. These “roll yields” could affect the level of the DJAIG and the value of the Notes.

The Notes include the risk of concentrated positions in one or more commodity sectors

The exchange-traded physical commodities underlying the futures contracts included in the DJAIG from time to time are heavily concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. For example, historically more than 30% of the component commodities of the DJAIG are energy oriented. Accordingly, a decline in value of commodity futures traded in this sector would adversely affect the performance of the DJAIG. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the DJAIG to lessen or eliminate the concentration of existing energy contracts in the DJAIG or to broaden the DJAIG to account for such developments, the level of the DJAIG and hence the value of the Notes could decline.

The Notes are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total ReturnSM

The Notes are linked to the Dow Jones-AIG Commodity Index, and not the Dow Jones-AIG Commodity Index Total Return. The Dow Jones-AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of the DJAIG. The Dow Jones-AIG Commodity Index Total Return is a total return index which, in addition to reflecting the same returns of the Dow Jones-AIG Commodity Index, also reflects interest that could be earned on cash collateral invested in hypothetical three-month U.S. Treasury bills. Because the Notes are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total Return, the return from an investment in the Notes will not reflect this total return feature.

The Select Sector Indices

If your Notes are linked to any of the Select Sector Indices, you should carefully consider the following risk factors:

MLPF&S, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with Standard & Poor’s (“S&P”)

The stocks included in each Select Sector Index are selected by MLPF&S (the “Index Compilation Agent”). The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of the company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent. The Index Compilation Agent will compile the Select Sector Indices without regard to the Notes. The Index Compilation Agent has no obligation to take the interests of the Note holders into consideration in compiling the Select Sector Indices.

S&P may cause an adjustment to Select Sector Index in a way that affects its level, and S&P has no obligation to consider your interests

S&P is responsible for calculating and maintaining the S&P 500 Index, from which the stocks included in each of the Select Sector Indices are selected. S&P can add, delete or substitute the stocks underlying S&P 500 Index or make other methodological changes that could change the level of the S&P 500 Index and therefore the level of a Select Sector Index. You should realize that the changing of companies included in a Select Sector Index may affect the level of such Select Sector Index and consequently the value of the Notes, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500 Index, any of which could adversely affect the value of the Notes. S&P has no obligation to consider your interests in calculating or revising the S&P 500 Index.

The American Stock Exchange (“AMEX”), or any successor thereto, may discontinue the calculation or dissemination of a Select Sector Index or adjust the methodology for calculating a Select Sector Index in a way that affects its level and AMEX has no obligation to consider your interests

AMEX is responsible for calculating and disseminating the Select Sector Indices. AMEX may make methodological changes that could change the level of a Select Sector Index and consequently the value of the Notes. Additionally, AMEX may discontinue or suspend calculation or dissemination of a Select Sector which could adversely affect the value of the Notes. AMEX has no obligation to consider your interests in taking any of the foregoing actions.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series C”, which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York Mellon is the trustee under such indenture. The Notes will mature on the date set forth in the applicable term sheet relating to a specific issue of Notes. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

If the applicable term sheet provides that the Notes are “Callable at the Option of ML&Co.”, we may redeem the Notes prior to the maturity date at the times described below. The Notes will not be subject to repayment at the option of the holder prior to the maturity date.

ML&Co. will issue the Notes in denominations of whole units each with a public offering price per unit as set forth in the applicable term sheet (the “Original Public Offering Price”). You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund.

Information included in a term sheet applicable to a specific offering of Notes will supersede information included in this product supplement to the extent that it is different from the information included herein.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Callable at the Option of ML&Co.

If the applicable term sheet provides that the Notes are “Callable at the Option of ML&Co.”, then we, in our sole discretion, may call the Notes, in whole but not in part, on any scheduled Market Measure Business Day (as defined below) or Currency Business Day (as defined below), as the case may be, beginning on a date specified in the applicable term sheet (the “First Optional Call Date”) to and including the maturity date (the date on which the call, if any, occurs being the “Call Date”) by giving notice to the trustee at least five scheduled Market Measure Business Days or Currency Business Days, as the case may be, prior to the Call Date. A holder of the Notes should expect to receive less than five scheduled Market Measure Business Days or Currency Business Days, as the case may be, notice. The notice to the trustee will specify the Call Date and the Call Price (as defined below). The trustee will provide notice of the call election to the registered holders of the Notes, specifying the Call Date and the Call Price. The depositary, as the registered holder, will receive the notice of the call. So long as the depositary is the registered holder of the Notes, notice of our election to exercise the call option will be forwarded as more fully described under “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The “Call Price” on any Call Date will be the amount of cash, per Note, that when discounted from the Call Date to the original issue date by a discount factor based on an annual Yield-to-Call specified in the applicable term sheet will equal the Original Public Offering Price. The “Yield-to-Call” represents the annual interest rate used in determining the present value of the Call Price, which is, when discounted to the original issue date, equal to the Original Public Offering Price.

Payment on the Maturity Date – Equity- and Commodity-Based Market Measures

If the Notes are not “Callable at the Option of ML&Co.” or are not called prior to or on the maturity date, on the maturity date you will be entitled to receive the sum of the Original Public Offering Price per unit plus a Supplemental Redemption Amount per unit, if any, as provided below. If the Ending Value of the Market Measure is not greater than (or less than, in the case of bearish Notes) its Starting Value, you will be entitled to receive only the Original Public Offering Price per unit of the Notes. There will be no other payment of interest, periodic or otherwise, on the Notes.

Determination of the Supplemental Redemption Amount – Bullish Notes

The “Supplemental Redemption Amount” per unit will be determined by the Calculation Agent and will equal:

Original Public Offering Price x	(	Ending Value - Starting Value	)	x Participation Rate;
Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. If provided for in the applicable term sheet, the Supplemental Redemption Amount may not exceed the Capped Value.

Determination of the Supplemental Redemption Amount – Bearish Notes

The “Supplemental Redemption Amount” per unit will be determined by the Calculation Agent and will equal:

Original Public Offering Price x	(	Starting Value - Ending Value	)	x Participation Rate;
Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. If provided for in the applicable term sheet, the Supplemental Redemption Amount may not exceed the Capped Value.

General Terms

The “Participation Rate” will be determined on the Pricing Date and will be set forth in the applicable term sheet.

The “Capped Value”, if applicable to such issue of Notes, will be equal to a percentage of the Original Public Offering Price determined on the Pricing Date and set forth in the applicable term sheet.

Method of Calculating Starting Value

Starting Value Calculation – Equity- and Commodity-Based Market Measures

The “Starting Value” will be the closing level of the Market Measure on the Pricing Date (except as provided under “Pricing Date Market Disruption Calculation” below) as determined by the Calculation Agent.

Starting Value Calculation – Baskets of Equity- and Commodity-Based Market Measures

The “Starting Value” will be set to 100 on the Pricing Date.

Pricing Date Market Disruption Calculation – Commodity-Based Market Measures

For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event occurs on the Pricing Date, the Calculation Agent will establish an initial value for the Market Measure (the “Initial Market Measure Level”) and the Starting Value pursuant to the following “Pricing Date Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is not affected by the Market Disruption Event (an “Unaffected Component”), both the Initial Market Measure Level and the Starting Value will be based on the exchange published settlement price of such Unaffected Component on the Pricing Date.

(2)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is affected by a Market Disruption Event (an “Affected Component”):

(a)	the Calculation Agent will establish the Initial Market Measure level on the Pricing Date based on (i) the above-referenced settlement price of each Unaffected Component and (ii) the last exchange published settlement price for each Affected Component on the Pricing Date;

(b)	the Calculation Agent will adjust the Initial Market Measure Level for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Component on the first day following the Pricing Date on which no Market Disruption Event occurs with respect to such Affected Component. In the event that a Market Disruption Event occurs with respect to any Affected Component on each Market Measure Business Day to and including the third scheduled Market Measure Business Day following the Pricing Date, the Calculation Agent (not later than the fourth scheduled Market Measure Business Day) will estimate the price of such Affected Component used to determine the Starting Value in a manner that the Calculation Agent considers commercially reasonable under the circumstances; and

(c)	the final term sheet made available in connection with sales of the Notes will set forth the Initial Market Measure Level, a brief statement of the facts relating to the establishment of the Initial Market Measure Level (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)	The Calculation Agent will determine the Initial Market Measure Level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the above definition means the exchange used to value such futures contract for the calculation of the Market Measure.

Method of Calculating Ending Value

The “Ending Value” will be determined by the Calculation Agent and will equal either the closing level of the Market Measure on a single Calculation Day (as defined below) or the average of the closing levels of the Market Measure determined on a number of Calculation Days. The actual method used to calculate the Ending Value will be set forth in the applicable term sheet.

Single Day Calculation – Equity-Based Market Measures

If your Notes are linked to an equity-based Market Measure and the applicable term sheet indicates that the method of calculating the Ending Value is “Single Day”, the Ending Value will equal the closing level of the Market Measure on the fifth scheduled Market Measure Business Day immediately preceding the maturity date, as determined on the Pricing Date and set forth in the applicable final term sheet made available in connection with sales of the Notes. Unless otherwise indicated in the applicable term sheet, in the event a Market Disruption Event (as defined below) occurs on such date, the Ending Value will equal the closing level of the Market Measure on the first business day following the Calculation Day on which no Market Disruption Event occurs. In the event that a Market Disruption Event occurs on each business day to and including the second scheduled Market Measure Business Day immediately preceding the maturity date, the Ending Value will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day immediately preceding the maturity date, regardless of the occurrence of a Market Disruption Event on that scheduled Market Measure Business Day.

Single Day Calculation – Commodity-Based Market Measures

If your Notes are linked to a commodity-based Market Measure and the applicable term sheet indicates that the method of calculating the Ending Value is “Single Day”, the Ending Value will equal the closing level of the Market Measure on the fifth scheduled Market Measure Business Day immediately preceding the maturity date, as determined on the Pricing Date and set forth in the applicable final term sheet made available in connection with sales of the Notes. Unless otherwise indicated in the applicable term sheet, in the event a Market Disruption Event occurs on such date, the Ending Value will be determined according to the following “Commodity-based Market Disruption Calculation”:

(1)	With respect to each Market Measure component which is not affected by the Market Disruption

Event, the Market Measure level will be based on the exchange published settlement price on the Calculation Day.

(2)	With respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first day following the Calculation Day on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Calculation Day and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)	The Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

Five Day Averaging Period — Equity- and Commodity-Based Market Measures

If your Notes are linked to an equity- or commodity-based Market Measure and the applicable term sheet indicates that the method of calculating the Ending Value is “Five Day Averaging”, the Ending Value will equal the average of the closing levels of the Market Measure on the each of the Calculation Days from and including the seventh scheduled Market Measure Business Day immediately preceding the maturity date to and including the third scheduled Market Measure Business Day immediately preceding the maturity date, as determined on the Pricing Date and set forth in the applicable final term sheet made available in connection with sales of the Notes. We may calculate the Ending Value by reference to a fewer number of Calculation Days, including a single Calculation Day, if, during such period, a Market Disruption Event has occurred or is continuing. If no Calculation Days occur during such period, the Ending Value will equal the closing level of the Market Measure determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day in such period, regardless of the occurrence of a Market Disruption Event (as defined below) on that scheduled Market Measure Business Day.

Multiple Calculation Days — Equity- and Commodity-Based Market Measures

If your Notes are linked to an equity- or commodity-based Market Measure and the applicable term sheet indicates that the method of calculating the Ending Value is “Multiple Day Averaging”, the Ending Value will equal the average of the closing levels of the Market Measure on specific Calculation Days, as determined on the Pricing Date and set forth in the applicable final term sheet made available in connection with sales of the Notes. Unless otherwise indicated in the applicable term sheet, in the event a Calculation Day (other than the final Calculation Day) is not a Market Measure Business Day or if there is a Market Disruption Event (as defined below) on such day, the applicable Calculation Day will be the immediately succeeding business day during which no Market Disruption Event has occurred or is continuing; provided that the closing level of the Market Measure applicable to such Calculation Day will not be determined on a date later than the tenth scheduled Market Measure Business Day after the scheduled Calculation Day, and if such day is not a Market Measure Business Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine (or, if not determinable, estimate in a manner which is considered commercially reasonable under the circumstances) the closing level of the Market Measure on such tenth scheduled Market Measure Business Day. In the event a Market Disruption Event occurs on the final Calculation Day, the final Calculation Day will be the immediately succeeding business day during which no Market Disruption Event has occurred or is continuing; provided that if a Market Disruption Event occurs on each business day to and including the second scheduled Market Measure Business Day immediately preceding the maturity date, then the Calculation Agent will determine (or, if not determinable, estimate in a manner which is considered commercially reasonable under the circumstances) the closing level of the Market Measure on the last scheduled Market Measure Business Day immediately preceding the maturity date, regardless of the occurrence of a Market Disruption Event on such scheduled Market Measure Business Day.

If your Notes are linked to an equity- or commodity-based Market Measure, “Calculation Day” means any Market Measure Business Day on which a Market Disruption Event has not occurred.

“Market Measure Business Day”, unless otherwise set forth in the applicable term sheet, means a day on which (1) the New York Stock Exchange (the “NYSE”), the AMEX and the Nasdaq Stock Market (the “Nasdaq”) (or any successor to the foregoing exchanges) are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Market Disruption Event – Equity-Based Market Measures

For equity-based Market Measures, “Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)	if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Market Disruption Event – Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1)	A material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2)	The exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3)	Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component.

(4)	A suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time.

(5)	Any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

Payment on the Maturity Date – Exchange Rate-Based Market Measures

If the Notes are not “Callable at the Option of ML&Co.” or are not called prior to or on the maturity date, on the maturity date you will be entitled to receive the sum of the Original Public Offering Price per unit plus a Supplemental Redemption Amount per unit, if any, as provided below. If the Cumulative Return of the Market Measure is negative or zero, you will be entitled to receive only the Original Public Offering Price per unit of the Notes. There will be no other payment of interest, periodic or otherwise, on the Notes.

Determination of the Supplemental Redemption Amount – Single Market Measures

The “Supplemental Redemption Amount” per unit will be determined by the Calculation Agent and will equal:

Original Public Offering Price × Cumulative Return × Participation Rate;

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. If provided for in the applicable term sheet, the Supplemental Redemption Amount may not exceed the Capped Value.

Determination of the Supplemental Redemption Amount – “Best-of” Two or More Market Measures

The “Supplemental Redemption Amount” per unit will be determined by the Calculation Agent and will equal:

Original Public Offering Price × Highest Cumulative Return × Participation Rate;

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. If provided for in the applicable term sheet, the Supplemental Redemption Amount may not exceed the Capped Value.

If your Notes are linked to the “best of” of two or more exchange rate-based Market Measures, only the greatest Cumulative Return of all exchange rate-based Market Measures will be used in determining the amount you receive on the maturity date.

General Terms

The “Cumulative Return” will be determined by the Calculation Agent on the Calculation Day or Days and will equal the sum of the Weighted Returns (as defined below) for each Exchange Rate comprising a Market Measure.

The “Highest Cumulative Return” is the greatest Cumulative Return of all of the Market Measures.

The “Weighted Return” with respect to an Exchange Rate comprising a Market Measure will be determined by the Calculation Agent using one of the following formulas:

(a)	Exchange Rate Weighting	x	(	Final Exchange Rate - Initial Exchange Rate Initial Exchange Rate	)	;

(b)	Exchange Rate Weighting	x	(	Final Exchange Rate - Initial Exchange Rate Final Exchange Rate	)	;

(c)	Exchange Rate Weighting	x	(	Initial Exchange Rate - Final Exchange Rate Initial Exchange Rate	)	; or

(d)	Exchange Rate Weighting	x	(	Initial Exchange Rate - Final Exchange Rate Final Exchange Rate	)	;

Unless otherwise set forth in the applicable term sheet, the formulas in (a) and (b) will result in the Weighted Return with respect to an Exchange Rate being negative when the value of the Underlying Currency appreciates relative to the Base Currency and being positive when the value of the Underlying Currency depreciates relative to the Base Currency. Unless otherwise set forth in the applicable term sheet, the formulas in (c) and (d) will result in the Weighted Return with respect to an Exchange Rate being positive when the value of the Underlying Currency appreciates relative to the Base Currency and being negative when the value of the Underlying Currency depreciates relative to the Base Currency.

The actual method of calculating the Weighted Return with respect to an Exchange Rate will be set forth in the applicable term sheet.

The “Exchange Rate Weighting” will be the weighting, expressed as a percentage, assigned to each Exchange Rate comprising a Market Measure on the Pricing Date, as set forth in the applicable term sheet.

If your Notes are linked to a Market Measure that is comprised of only one Exchange Rate, the Exchange Rate Weighting of such Exchange Rate will be equal to 100% and the Weighted Return of such Exchange Rate will be equal to the Cumulative Return.

The “Participation Rate” will be determined on the Pricing Date and will be set forth in the applicable term sheet.

The “Capped Value”, if applicable to such issue of Notes, will be equal to a percentage of the Original Public Offering Price determined on the Pricing Date and set forth in the applicable term sheet.

Method of Determining the Initial Exchange Rate(s)

The “Initial Exchange Rate(s)” will equal the value of the applicable Exchange Rate(s) comprising the Market Measure, as determined by the Calculation Agent, at the specified time(s) (each, a “Fixing Time”) on the specified page(s) (each, a “Fixing Page”) set forth in the applicable term sheet on the Pricing Date. If the value any Exchange Rate comprising the Market Measure is not quoted on its applicable Fixing Page, or any substitute page thereto, then the value of the applicable Initial Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date for the purchase or sale for deposits in the relevant currencies by three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the applicable Initial Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the Calculation Agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then the value of the applicable Initial Exchange Rate will be the value which the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

Method of Determining the Final Exchange Rate(s)

The “Final Exchange Rate(s)” will be determined by the Calculation Agent and will equal either the value of the Exchange Rate(s) comprising the Market Measure on a single Calculation Day (as defined below) or the average of the values of the Exchange Rate(s) comprising the Market Measure determined on a number of Calculation Days. The actual method used to calculate the Final Exchange Rate(s) will be set forth in the applicable term sheet.

Single Day Calculation —Exchange Rate-Based Market Measures

If the applicable term sheet indicates that the method of calculating the Final Exchange Rate(s) is “Single Day”, the Final Exchange Rate(s) will equal the value of the Exchange Rate(s) comprising the Market Measure at the Fixing Time(s) on the fifth scheduled Currency Business Day immediately preceding the maturity date, as determined on the Pricing Date and set forth in the applicable final term sheet made available in connection with sales of the Notes. If the value of any Exchange Rate, comprising the Market Measure is not quoted on its applicable Fixing Page, or any substitute page thereto, then the applicable Final Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date for the purchase or sale for deposits in the relevant currencies by three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the applicable Final Exchange Rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the Calculation Agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then the value of the applicable Final Exchange Rate will be the value which the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

Five Day Averaging Period —Exchange Rate-Based Market Measures

If the applicable term sheet indicates that the method of calculating the Final Exchange Rate(s) is “Five Day Averaging”, the Final Exchange Rate(s) will equal the average of the values of the Exchange Rate(s) comprising the Market Measure at the applicable Fixing Time(s) on the each of the Calculation Days from and including the seventh scheduled Currency Business Day immediately preceding the maturity date to and including the third scheduled Currency Business Day immediately preceding the maturity date, as determined on the Pricing Date and set forth in the applicable final term sheet made available in connection with sales of the Notes. We may calculate the Final Exchange Rate(s) by reference to a fewer number of Calculation Days, including a single Calculation Day, if, during such period, the value of any Exchange Rate comprising the Market Measure is not quoted on its applicable Fixing Page, or any substitute page thereto. If no Calculation Days occur during such period, the value of the Final Exchange Rate(s) will be the value which the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the last scheduled Currency Business Day in such period.

Multiple Calculation Days —Exchange Rate-Based Market Measures

If the applicable term sheet indicates that the method of calculating the Final Exchange Rate(s) is “Multiple Day Averaging”, the Final Exchange Rate(s) will equal the average of the values of the Exchange Rate(s) comprising the Market Measure at the applicable Fixing Time(s) on specific Calculation Days, as determined on the Pricing Date and set forth in the applicable final term sheet made available in connection with sales of the Notes. Unless otherwise indicated in the applicable term sheet, in the event a Calculation Day (other than the final Calculation Day) is not a Currency Business Day or if the value of any Exchange Rate comprising the Market

Measure is not quoted on its applicable Fixing Page, or any substitute page thereto, the applicable Calculation Day will be the immediately succeeding business day during which the value of each Exchange Rate comprising the Market Measure is quoted on its applicable Fixing Page, or any substitute page thereto; provided that the value of each Exchange Rate comprising the Market Measure applicable to such Calculation Day will not be determined on a date later than the tenth scheduled Currency Business Day after the scheduled Calculation Day, and if such day is not a Currency Business Day, or if the value of any Exchange Rate comprising the Market Measure is not quoted on its applicable Fixing Page, or any substitute page thereto, the value of each Exchange Rate comprising the Market Measure will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such tenth scheduled Currency Business Day. In the event the value of any Exchange Rate comprising the Market Measure is not quoted on its applicable Fixing Page, or any substitute page thereto, on the final Calculation Day, the final Calculation Day will be the immediately succeeding business day during which the value of each Exchange Rate comprising the Market Measure is quoted on its applicable Fixing Page, or any substitute page thereto; provided that if the value of any Exchange Rate comprising the Market Measure is not quoted on its applicable Fixing Page, or any substitute page thereto, on each business day prior to and including the second scheduled Currency Business Day immediately preceding the maturity date, then the value of the applicable Final Exchange Rate(s) will be the value which the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the last scheduled Currency Business Day immediately preceding the maturity date.

If your Notes are linked to an exchange rate-based Market Measure, “Calculation Day” means any Currency Business Day on which the value of each Exchange Rate comprising the Market Measure is quoted on its applicable Fixing Page, or any substitute page thereto.

A “Currency Business Day”, unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the City of New York or any of the countries which issue the currencies that comprise the Market Measure are authorized or required by law, regulation or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

Adjustments to the Market Measure — Equity- and Commodity-Based Market Measures

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

Discontinuance of the Market Measure

Equity- and Commodity-Based Market Measures

If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of Notes is linked, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor market measure, ML&Co. will cause notice to be given to holders of the Notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the Calculation Agent does not select a successor market measure; or

•	the successor market measure is not published on any of the Calculation Days or the Calculation Day, as applicable,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor market measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the Calculation Day or Days, as applicable, and the Calculation Agent determines that no successor market measure is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor market measure is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which (i) the Market Measure (or, in the case of a basket Market Measure, the basket components) or any successor market measure (or basket components), if any, that have not been discontinued, are calculated and published and (ii) with respect to the Market Measure (or basket components), or any successor market measures (or basket components), which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure (or basket components), used to calculate a substitute level for a Market Measure (or basket components) following a discontinuance, as discussed above, are open for trading.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Exchange Rate-Based Market Measures

In the event a Base Currency is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the Base Currency’s country, the Calculation Agent will, when determining the Cumulative Return, calculate the applicable Final Exchange Rate by using the Exchange Rate of the applicable Underlying Currency relative to the New Currency on the Calculation Day or Days, multiplied by a fraction, the numerator of which shall be “1” and the denominator of which shall be the number of units of the applicable Base Currency represented by one unit of the New Currency. Conversely, in the event an Underlying Currency is replaced by a New Currency, the Calculation Agent will, when determining the Cumulative Return, calculate the Final Exchange Rate by using the Exchange Rate of the New Currency relative to the applicable Base Currency on the Calculation Day or Days, multiplied by the number of units of the applicable Underlying Currency represented by one unit of the New Currency. No other changes will be made to the terms of the Notes as a result of such replacement.

As an example of the calculation described above, if a Base Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of such Base Currency, the Final Exchange Rate would be calculated by using the applicable Exchange Rate of the applicable Underlying Currency (relative to the New Currency) multiplied by 1/1,000. Alternatively, if an Underlying Currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of such Underlying Currency, the Final Exchange Rate would be calculated by using the applicable Exchange Rate of the New Currency (relative to the applicable Base Currency) multiplied by 1,000.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Public Offering Price per unit, will be equal to the principal amount per unit and the Supplemental Redemption Amount per unit, if any, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

HYPOTHETICAL PAYMENTS AT MATURITY

Hypothetical Payout Profile

Equity- and Commodity-Based Market Measures – Bullish Notes

The following graph reflects the hypothetical performance of the Notes, assuming an Original Public Offering Price of $10 per Note, a hypothetical Participation Rate of 110% and no Capped Value. The blue line reflects the hypothetical payment on the Notes at maturity, assuming the Notes are not called prior to or on the maturity date, while the gray dashed-line reflects the hypothetical performance of a direct investment in the components of the hypothetical Market Measure, excluding dividends or any other payments associated with the hypothetical Market Measure.

The following graph reflects the hypothetical performance of the Notes, assuming an Original Public Offering Price of $10 per Note, a hypothetical Participation Rate of 110% and a hypothetical Capped Value of 20% or $2.00 per Note. The blue line reflects the hypothetical payment on the Notes at maturity, assuming the Notes are not called prior to or on the maturity date, while the gray dashed-line reflects the hypothetical performance of a direct investment in the components of the hypothetical Market Measure, excluding dividends or any other payments associated with the hypothetical Market Measure.

The above graphs have been prepared for purposes of illustration only. The actual return you receive on your Notes will depend on whether or not the Notes are called prior to or on the maturity date, whether the Notes are subject to a Capped Value, the actual Original Public Offering Price, Participation Rate, Starting Value and Ending Value applicable to your Notes, as well as the term of your investment.

Equity- and Commodity-Based Market Measures – Bearish Notes

The following graph reflects the hypothetical performance of the Notes, assuming an Original Public Offering Price of $10 per Note, a hypothetical Participation Rate of 110% and no Capped Value. The blue line reflects the hypothetical payment on the Notes at maturity, assuming the Notes are not called prior to or on the maturity date, while the gray dashed-line reflects the hypothetical performance of a direct investment in the components of the hypothetical Market Measure, excluding dividends or any other payments associated with the hypothetical Market Measure.

The following graph reflects the hypothetical performance of the Notes, assuming an Original Public Offering Price of $10 per Note, a hypothetical Participation Rate of 110% and a hypothetical Capped Value of 20% or $2.00 per Note. The blue line reflects the hypothetical payment on the Notes at maturity, assuming the Notes are not called prior to or on the maturity date, while the gray dashed-line reflects the hypothetical performance of a direct investment in the components of the hypothetical Market Measure, excluding dividends or any other payments associated with the hypothetical Market Measure.

The above graphs have been prepared for purposes of illustration only. The actual return you receive on your Notes will depend on whether or not the Notes are called prior to or on the maturity date, whether the Notes are subject to a Capped Value, the actual Original Public Offering Price, Participation Rate, Starting Value and Ending Value applicable to your Notes, as well as the term of your investment.

Exchange Rate-Based Market Measures

The following graph reflects the hypothetical performance of the Notes, assuming an Original Public Offering Price of $10 per Note, a hypothetical Participation Rate of 110% and no Capped Value. The blue line reflects the hypothetical payment on the Notes at maturity, assuming the Notes are not called prior to or on the maturity date, while the gray dashed-line reflects the hypothetical performance of the Cumulative Return of the Market Measure.

The following graph reflects the hypothetical performance of the Notes, assuming an Original Public Offering Price of $10 per Note, a hypothetical Participation Rate of 110% and a hypothetical Capped Value of 20% or $2.00 per Note. The blue line reflects the hypothetical payment on the Notes at maturity, assuming the Notes are not called prior to or on the maturity date, while the gray dashed-line reflects the hypothetical performance of the Cumulative Return of the Market Measure.

The above graphs have been prepared for purposes of illustration only. The actual return you receive on your Notes will depend on whether or not the Notes are called prior to or on the maturity date, whether the Notes are subject to a Capped Value, the actual Original Public Offering Price, Participation Rate, Cumulative Return and the term of your investment.

Hypothetical Payments at Maturity

Examples — Equity- and Commodity-Based Market Measures — Bullish Notes

Set forth below are four examples of Supplemental Redemption Amount calculations, assuming the Notes are not called prior to or on the maturity date, an Original Public Offering Price of $10 per Note, a hypothetical Starting Value of 100 and a Participation Rate equal to 110%:

Example 1—The hypothetical Ending Value is 10% lower than the hypothetical Starting Value and a Capped Value is not applicable:

Hypothetical Starting Value: 100

Hypothetical Ending Value:    90

Supplemental Redemption Amount = $0        (The Supplemental Redemption Amount cannot be less than zero)

Payment at maturity (per unit) = $10 + $0 = $10

Example 2—The hypothetical Ending Value is 10% greater than the hypothetical Starting Value and a hypothetical Capped Value of 20% or $2.00 is applicable:

Hypothetical Starting Value: 100

Hypothetical Ending Value:  110

$10 x	(110 - 100)	x 110%	= $1.10
100

Supplemental Redemption Amount = $1.10

Payment at maturity (per unit) = $10 + $1.10 = $11.10

Example 3—The hypothetical Ending Value is 25% greater than the hypothetical Starting Value and a hypothetical Capped Value of 20% or $2.00 is applicable:

Hypothetical Starting Value: 100

Hypothetical Ending Value:  125

$10 x	(125 - 100)	x 110%	= $2.75
100

Supplemental Redemption Amount = $2.00  (Supplemental Redemption Amount cannot be greater than the Capped Value)

Payment at maturity (per unit) = $10 + $2.00 = $12.00

Example 4—The hypothetical Ending Value is 25% greater than the hypothetical Starting Value and a Capped is not applicable:

Hypothetical Starting Value: 100 Hypothetical Ending Value:  125

$10 x	(125 - 100)	x 110%	= $2.75
100

Supplemental Redemption Amount = $2.75

Payment at maturity (per unit) = $10 + $2.75 = $12.75

The above examples have been prepared for purposes of illustration only. The actual payment you receive on your Notes will depend on whether or not the Notes are called prior to or on the maturity date, the actual Original Public Offering Price, Participation Rate, Capped Value (if applicable), Starting Value and Ending Value applicable to your Notes, as well as the term of your investment.

Examples — Equity- and Commodity-Based Market Measures — Bearish Notes

Set forth below are four examples of Supplemental Redemption Amount calculations, assuming the Notes are not called prior to or on the maturity date, an Original Public Offering Price of $10 per Note, a hypothetical Starting Value of 100 and a Participation Rate equal to 110%:

Example 1—The hypothetical Ending Value is 10% higher than the hypothetical Starting Value and a Capped Value is not applicable:

Hypothetical Starting Value: 100

Hypothetical Ending Value:  110

Supplemental Redemption Amount = $0      (The Supplemental Redemption Amount cannot be less than zero)

Payment at maturity (per unit) = $10 + $0 = $10

Example 2—The hypothetical Ending Value is 10% lower than the hypothetical Starting Value and a hypothetical Capped Value of 20% or $2.00 is applicable:

Hypothetical Starting Value: 100

Hypothetical Ending Value:    90

$10 x	(100 - 90)	x 110%	= $1.10
100

Supplemental Redemption Amount = $1.10

Payment at maturity (per unit) = $10 + $1.10 = $11.10

Example 3—The hypothetical Ending Value is 25% lower than the hypothetical Starting Value and a hypothetical Capped Value of 20% or $2.00 is applicable:

Hypothetical Starting Value: 100

Hypothetical Ending Value:    75

$10 x	(100 - 75)	x 110%	= $2.75
100

Supplemental Redemption Amount = $2.00  (Supplemental Redemption Amount cannot be greater than the Capped Value)

Payment at maturity (per unit) = $10 + $2.00 = $12.00

Example 4—The hypothetical Ending Value is 25% lower than the hypothetical Starting Value and a Capped Value is not applicable:

Hypothetical Starting Value: 100

Hypothetical Ending Value:    75

$10 x	(100 - 75)	x 110%	= $2.75
100

Supplemental Redemption Amount = $2.75

Payment at maturity (per unit) = $10 + $2.75 = $12.75

The above examples have been prepared for purposes of illustration only. The actual payment you receive on your Notes will depend on whether or not the Notes are called prior to or on the maturity date, the actual Original Public Offering Price, Participation Rate, Capped Value (if applicable), Starting Value and Ending Value applicable to your Notes, as well as the term of your investment.

Examples — Exchange Rate-Based Market Measures

Set forth below are four examples of hypothetical Cumulative Return and Supplemental Redemption Amount calculations, assuming the Notes are not called prior to or on the maturity date, an Original Public Offering Price of $10 per Note and a Participation Rate equal to 110%. Further, these examples assume the hypothetical Market Measure is comprised of two hypothetical Exchange Rates, each with an Exchange Rate Weighting of 50%. The hypothetical Exchange Rates are as follows:

(a)	For Currency 1: the number of United States dollars per one unit of Currency 1; and

(b)	For Currency 2: the number of units of Currency 2 per one United States dollar.

As set forth in the applicable term sheet, the Weighted Return for each hypothetical Exchange Rate will be determined by the Calculation Agent as follows:

(i) For Currency 1 :	Exchange Rate Weighting x	(	Initial Exchange Rate - Final Exchange Rate	)	; and
Initial Exchange Rate

(ii) For Currency 2 :	Exchange Rate Weighting x	(	Final Exchange Rate - Initial Exchange Rate	)
Final Exchange Rate

The formula in (i) will result in the Weighted Return of Currency 1 being positive when the Final Exchange Rate of Currency 1 is less than its Initial Exchange Rate and being negative when the Final Exchange Rate of Currency 1 is greater than its Initial Exchange Rate. The formula in (ii) will result in the Weighted Return of Currency 2 being negative when the Final Exchange Rate of Currency 2 is less than its Initial Exchange Rate and being positive when the Final Exchange Rate of Currency 2 is greater than its Initial Exchange Rate. As such, the Cumulative Return will increase if the value of the United States dollar increases relative to Currency 1 and Currency 2 (each a “Composite Currency”).

Example 1—A Capped Value is not applicable:

Composite Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Currency 1	50%	1.4896	1.7130
Currency 2	50%	1.0871	1.1443

(i) Weighed Return for Currency 1:	50% x	(1.4896 - 1.7130	)	= – 7.5%
1.4896

(ii) Weighed Return for Currency 2:	50% x	(1.1443 - 1.0871	)	= 2.5%
1.1443

Based on the above, the Cumulative Return would be -5.0% = -7.5% + 2.5% (the sum of the Weighted Returns).

Supplemental Redemption Amount = $0        (The Supplemental Redemption Amount cannot be less than zero)

Payment at maturity (per unit) = $10 + $0 = $10

Example 2—A hypothetical Capped Value of 20% or $2.00 is applicable:

Composite Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Currency 1	50%	1.4896	1.3406
Currency 2	50%	1.0871	1.0654

(i) Weighed Return for Currency 1:	50% x	(1.4896 - 1.3406	)	= 5.0%
1.4896

(ii) Weighed Return for Currency 2:	50% x	(1.0654 - 1.0871	)	= – 1.0%
1.0654

Based on the above, the Cumulative Return would be 4.0% = 5.0% - 1.0% (the sum of the Weighted Returns).

$10  x  4%  x  110% = $0.44

Supplemental Redemption Amount = $0.44

Payment at maturity (per unit) = $10 + $0.44 = $10.44

Example 3—A hypothetical Capped Value of 20% or $2.00 is applicable:

Composite Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Currency 1	50%	1.4896	1.1023
Currency 2	50%	1.0871	1.3589

(i) Weighed Return for Currency 1:	50% x	(1.4896 - 1.1023	)	= 13.0%
1.4896

(ii) Weighed Return for Currency 2:	50% x	(1.3589 - 1.0871	)	= 10.0%
1.3589

Based on the above, the Cumulative Return would be 23.0% = 13.0% + 10.0% (the sum of the Weighted Returns).

10  x  23%  x  110% = $2.53

Supplemental Redemption Amount = $2.00 (Supplemental Redemption Amount cannot be greater than the Capped Value)

Payment at maturity (per unit) = $10 + $2.00 = $12.00

Example 4—A Capped Value is not applicable:

Composite Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Currency 1	50%	1.4896	1.1023
Currency 2	50%	1.0871	1.3589

(i) Weighed Return for Currency 1:	50% x	(1.4896 - 1.1023	)	= 13.0%
1.4896

(ii) Weighed Return for Currency 2:	50% x	(1.3589 - 1.0871	)	= 10.0%
1.3589

Based on the above, the Cumulative Return would be 23.0% = 13.0% + 10.0% (the sum of the Weighted Returns).

$ 10  x  23%  x  110% = $2.53

Supplemental Redemption Amount = $2.53

Payment at maturity (per unit) = $10 + $2.53 = $12.53

                The above examples have been prepared for purposes of illustration only. The actual payment you receive on your Notes will depend on whether or not the Notes are called prior to or on the maturity date, the actual Original Public Offering Price, Participation Rate, Capped Value (if applicable), Exchange Rates and Cumulative Return applicable to your Notes, as well as the term of your investment.

Hypothetical Payments if Called by ML&Co.

Hypothetical Call Prices

Set forth below is a table showing the hypothetical Call Prices as well as an example calculation of a Call Price. The following table sets forth the hypothetical Call Prices for hypothetical Call Dates occurring approximately every 30 days following the hypothetical first Call Date, which is assumed to be approximately 1 year following the issue date, through the maturity date.

This table assumes an Original Public Offering Price of $10 per Note and:

• hypothetical term of the Notes:	3 years

• hypothetical Yield-to-Call:	10% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

Hypothetical Call Date (Months After Issue Date)	Hypothetical Call Price per Notes ($) (1)	Hypothetical Call Date (Months After Issue Date)	Hypothetical Call Price per Notes ($) (1)
12	11.00	25	12.20
13	11.08	26	12.29
14	11.17	27	12.39
15	11.27	28	12.49
16	11.36	29	12.59
17	11.45	30	12.69
18	11.54	31	12.79
19	11.63	32	12.89
20	11.72	33	13.00
21	11.82	34	13.10
22	11.91	35	13.20
23	12.00	36 (Maturity Date)	13.31
24	12.10

(1)	The figures are subject to rounding.

Call Price Calculation Methodology

The Call Price is the amount of cash, per Note, that when discounted from the Call Date to the original issue date by a discount factor based on an annual Yield-to-Call will equal the Original Public Offering Price.

As an example of the above calculation, the following steps describe the calculation of the Call Price for a hypothetical Call Date 3 years from the original issue date:

The calculation assumes an Original Public Offering Price of $10 per Note and:

(a)	the Notes are called on the maturity date which is 3 years from the original issue date (computed on the basis of a 360-day year of twelve 30-day months);

(b)	a discount factor based upon an annual Yield-to-Call of 10%;

Steps:

(i)	First: the discount factor is equal to: 0.751315, calculated as follows:

X ,
(1)
1 + Annual Yield - to - Call

where X is the number of years from the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual Yield-to-Call and will be disclosed in the applicable term sheet.

(i)	Second: the Original Public Offering Price is divided by the discount factor calculated in Step (i) above and rounded to six decimal places, the quotient being the Call Price payable on the applicable Call Date:

$10.00	=	$13.31 = the Call Price
0.751315

The above example has been prepared for purposes of illustration only. The actual payment you receive on your Notes will depend on whether or not the Notes are called prior to or on the maturity date, the Original Public Offering Price, the Yield-to-Call and Participation Rate applicable to your Notes, as well as the Starting Value and Ending Value or Cumulative Return, as the case may be, and the term of your investment.

THE MARKET MEASURE

General

The Market Measure to which a specific issue of Notes is linked will be set forth in the applicable term sheet. Specific information regarding the Market Measure may be set forth in one or more prospectus supplements (each at which may be called a term sheet or an index supplement). Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value.

A Market Measure may be a commodity- or equity-based index or basket of indices, in which case index will be referred to as a “basket component”, or a Market Measure may be the value of a currency exchange rate or set of currency exchange rates.

Exchange Rates

Each Exchange Rate comprising a Market Measure will be assigned an Exchange Rate Weighting on the Pricing Date. Each Exchange Rate, as well as its Exchange Rate Weighting, will be set forth in the applicable term sheet.

An “Exchange Rate” will be expressed as the number of units of an underlying currency (an “Underlying Currency”) for which one unit of a base currency (a “Base Currency”) can be exchanged. Unless otherwise set forth in the applicable term sheet, an Exchange Rate will decrease as the value of an Underlying Currency appreciates relative to its Base Currency. Conversely, unless otherwise set forth in the applicable term sheet, the value of an Exchange Rate will increase as the value of an Underlying Currency depreciates relative to its Base Currency.

Baskets of Equity- and Commodity-Based Market Measures

A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to the Ending Value of the basket. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable term sheet. Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a portion of the value of the basket on the Pricing Date. The basket components may be assigned equal Initial Weightings or the basket components may be assigned unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable term sheet.

Determination of the Multiplier for each Basket Component

A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that Basket Component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing value of that basket component on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any basket component in the event that basket component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that basket component had those material changes or modifications not been made.

Computation of the Basket

The Calculation Agent will calculate the value of the basket by summing the products of the closing value for each basket component on a Calculation Day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components)

will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable term sheet.

Example 1:

The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	50.00%	3,500.00	0.01428571	50.00

Starting Value				100.00

Example 2:

The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033057	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This is the closing value of each basket component on the hypothetical pricing date.

(2)	The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing value of that basket component Index on the hypothetical pricing date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable term sheet.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, tax counsel to ML&Co. As the law applicable to the United States federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, entities classified as partnerships, real estate investment trusts, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the Notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

Notes Linked to an Exchange Rate-Based Market Measure with Maturities of One Year or Less

The following discussion applies to Notes linked to an exchange-rate based Market Measure with maturities of one year or less (“Short-Term Exchange Rate Notes”).

General. Since the amount payable on the maturity date with respect to a Short-Term Exchange Rate Note in excess of the Original Public Offering Price thereof (i.e., the Supplemental Redemption Amount), if any, will be determined by reference to the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, the Short-Term Exchange Rate Notes generally should be subject to the rules set forth in Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), regarding foreign currency gain or loss (the “Foreign Currency Rules”). However, the Foreign Currency Rules do not set forth specific rules for determining the appropriate character, timing and amount of income, gain or loss that must be recognized by a taxpayer from holding a short-term debt instrument that provides for one or more foreign currency-related contingent payments, similar to the Short-Term Exchange Rate Notes. In the absence of any specific provision in the Foreign Currency Rules which would currently apply to the Short-Term Exchange Rate Notes, the United States federal income tax consequences of the purchase, ownership and disposition of Short-Term Exchange Rate Notes generally should be governed by a combination of both the general principles contained in the Foreign Currency Rules and general principles of United States federal income tax law. Nevertheless, the proper United States federal income tax treatment of Short-Term Exchange Rate Notes is uncertain and prospective investors in Short-Term Exchange Rate Notes are urged to consult their own tax advisors regarding the proper United States federal income tax treatment of an investment in Short-Term Exchange Rate Notes.

Cash Method U.S. Holders. The amount payable on the maturity date with respect to a Short-Term Exchange Rate Note in excess of the Original Public Offering Price thereof (i.e., the Supplemental Redemption Amount), if any, generally should be includible in income by a U.S. Holder who uses the cash method of tax accounting as ordinary interest on the date the amount payable on the maturity date is received by the U.S. Holder. Upon the sale or exchange of a Short-Term Exchange Rate Note prior to the maturity date, a U.S. Holder who uses the cash method of tax accounting generally should be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale or exchange and such U.S. Holder’s tax basis in that Short-Term Exchange Rate Note. Such a U.S. Holder’s tax basis in a Short-Term Exchange Rate Note generally should equal such U.S. Holder’s initial investment in the Short-Term Exchange Rate Note. Any portion of such gain or loss that is attributable to changes in the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Notwithstanding the foregoing, all or a portion of any such gain should be treated as ordinary income to the extent of the amount of original issue discount (as described below under “—Accrual Method U.S. Holders”) that has accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of such sale or exchange. Despite the foregoing, since the amount payable on the maturity date with respect to Short-Term Exchange Rate Notes in excess of the Original Public Offering Price thereof (i.e., the Supplemental Redemption Amount), if any, will be calculated by reference to the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to the Short-Term Exchange Rate Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss.

Accrual Method U.S. Holders. U.S. Holders who use the accrual method of tax accounting, and certain other U.S. Holders including banks and dealers in securities, should be required to accrue original issue discount on a Short-Term Exchange Rate Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Such original issue discount should accrue based upon an estimated yield for the Short-Term Exchange Rate Note. Upon maturity of a Short-Term Exchange Rate Note, to the extent that the actual yield on the Short-Term Exchange Rate Note differs from this estimated yield, such difference should be treated as additional original issue discount or as an offset to previously accrued original issue discount. Upon the sale or exchange of a Short-Term Exchange Rate Note prior to the maturity date, a U.S. Holder who uses the accrual method of tax accounting generally should recognize gain or loss (or, in some cases, possibly an offset to previously accrued original issue discount) in an amount equal to the difference between the amount realized on the sale or exchange and such U.S. Holder’s adjusted tax basis in the Short-Term Exchange Rate Note. Such a U.S. Holder’s adjusted tax basis generally should equal such U.S. Holder’s initial investment in a Short-Term Exchange Rate Note increased by any original issue discount previously included in income by the U.S. Holder. Any portion of such gain or loss that is attributable to changes in the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, should constitute exchange gain or loss which will be characterized as ordinary income or loss. Any such gain or loss in excess of the portion of such gain or loss that constitutes exchange gain or loss (as described above) generally should be treated as short-term capital gain or loss. Despite the foregoing, since the amount payable on the maturity date with respect to Short-Term Exchange Rate Notes in excess of the Original Public Offering Price thereof (i.e., the Supplemental Redemption Amount), if any, will be calculated by reference to the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, it is possible that the IRS could assert that all or any portion of the income, gain or loss recognized by a U.S. Holder with respect to Short-Term Exchange Rate Notes should be treated as exchange gain or loss, which would be characterized as ordinary income or loss. Due to the uncertainty regarding the proper United States federal income tax treatment of the Short-Term Exchange Rate Notes, prospective investors in Short-Term Exchange Rate Notes are urged to consult their own tax advisors concerning the United States federal income tax consequences of the purchase, ownership and disposition of Short-Term Exchange Rate Notes.

Tax Return Disclosure Regulations. Pursuant to certain Treasury regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a United States federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction”. A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction”, such as a loss realized with respect to Short-Term Exchange Rate Notes, will constitute a Section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable loss threshold amount is $50,000 in any single taxable year. Higher loss threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper.

As previously mentioned, since the amount payable on the maturity date with respect to the Short-Term Exchange Rate Notes in excess of the Original Public Offering Price thereof (i.e., the Supplemental Redemption Amount), if any, will be determined by reference to the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, the Short-Term Exchange Rate Notes generally should be subject to the Foreign Currency Rules and the acquisition of a Short-Term Exchange Rate Note should constitute a Section 988 transaction. Based upon the foregoing, in the absence of future administrative pronouncements to the contrary, a holder of Short-Term Exchange Rate Notes that recognizes an exchange loss with respect to the Short-Term Exchange Rate Notes that equals or exceeds the loss threshold amount applicable to such holder may be required to file a disclosure statement (i.e., IRS Form 8886 or substitute form) as an attachment to the holder’s tax return for the first taxable year in which the loss threshold amount is reached and to any subsequent tax return that reflects any amount of such Section 165 loss from the Short-Term Exchange Rate Notes. Persons considering the purchase of the Short-Term Exchange Rate Notes should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in Short-Term Exchange Rate Notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in Short-Term Exchange Rate Notes, including any requirement to file IRS Form 8886 as well as any penalties which may be imposed as a result of a failure to comply with the Disclosure Regulations.

Notes Linked to an Exchange Rate-Based Market Measure with Maturities of More than One Year

The following discussion applies to Notes linked to an exchange rate-based Market Measure with maturities of more than one year (“Long-Term Exchange Rate Notes”).

On August 30, 2004, the Treasury Department issued final regulations (the “Foreign Currency Regulations”) under Section 988 of the Code addressing the United States federal income tax treatment of debt instruments with maturities of more than one year and having terms similar to the Long-Term Exchange Rate Notes. In general, under the Foreign Currency Regulations, since the amount payable on the maturity date with respect to a Long-Term Exchange Rate Note in excess of the Original Public Offering Price thereof (i.e., the Supplemental Redemption Amount), if any, will be determined by reference to the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, while repayment of 100% of the Original Public Offering Price will not be affected by changes in the value of either the applicable Exchange Rate or set of Exchange Rates, as the case may be, the Long-Term Exchange Rate Notes will be taxed pursuant to the rules contained in certain final Treasury regulations (the “CPDI Regulations”) addressing the proper United States federal income tax treatment of contingent payment debt instruments. The CPDI Regulations generally require a U.S. Holder of this type of an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange or other disposition (including retirement) of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

In particular, solely for purposes of applying the CPDI Regulations to the Long-Term Exchange Rate Notes, ML&Co. will be required to establish a projected payment schedule for the Long-Term Exchange Rate Notes. The projected payment schedule for the Long-Term Exchange Rate Notes will consist of a projected cash payment on the maturity date of the Original Public Offering Price of the Long-Term Exchange Rate Notes and an estimate of the Supplemental Redemption Amount per unit of the Long-Term Exchange Rate Notes (the “Projected Supplemental Redemption Amount”). This projected payment schedule will represent an estimated yield for the Long-Term Exchange Rate Notes. Long-Term Exchange Rate Notes having different maturity dates or offered at different times will have different projected payment schedules and estimated yields.

Accordingly, during the term of the Long-Term Exchange Rate Notes, a U.S. Holder of a Long-Term Exchange Rate Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Long-Term Exchange Rate Note that are deemed to accrue at the applicable estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such Long-Term Exchange Rate Note (regardless of such U.S. Holder’s regular method of accounting). The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Long-Term Exchange Rate Notes are outstanding) will equal the product of the applicable estimated yield (properly adjusted for the length of the accrual period) and the Long-Term Exchange Rate Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Long-Term Exchange Rate Note’s adjusted issue price will equal the Long-Term Exchange Rate Note’s issue price (i.e., the Original Public Offering Price), increased by the interest previously accrued on the Long-Term Exchange Rate Note. On the maturity date of a Long-Term Exchange Rate Note, in the event that the actual Supplemental Redemption Amount, if any, exceeds the Projected Supplemental Redemption Amount, a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over the Projected Supplemental Redemption Amount in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than the Projected Supplemental Redemption Amount, the excess of the Projected Supplemental Redemption Amount over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Long-Term Exchange Rate Note for the taxable year in which the maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing such a Long-Term Exchange Rate Note at a price that differs from the adjusted issue price of the Long-Term Exchange Rate Note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

Upon the sale, exchange or other disposition (including retirement) of a Long-Term Exchange Rate Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale, exchange or other disposition (including retirement) and the U.S. Holder’s adjusted tax basis in the Long-Term Exchange Rate Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Long-Term Exchange Rate Note generally will equal the U.S. Holder’s initial investment in the Long-Term Exchange Rate Note increased by any interest previously included in income with respect to the Long-Term Exchange Rate Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will generally be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Long-Term Exchange Rate Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Long-Term Exchange Rate Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

All prospective investors in the Long-Term Exchange Rate Notes should consult their own tax advisors concerning the application of the CPDI Regulations to their investment in the Long-Term Exchange Rate Notes.

The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield for the Long-Term Exchange Rate Notes) will be established solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the Long-Term Exchange Rate Notes), and will be neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the Long-Term Exchange Rate Notes, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Exchange Rate Notes) will be set forth in the applicable term sheet. In addition, investors in the Long-Term Exchange Rate Notes may obtain the projected payment schedule and the estimated yield, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Exchange Rate Notes, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com.

Notes Linked to an Equity- or Commodity-Based Market Measure with Maturities of One Year or Less

The following discussion applies to Notes linked to an equity- or commodity-based Market Measure with maturities of one year or less (“Short-Term Notes”).

Cash Method U.S. Holders. The amount payable on the maturity date with respect to a Short-Term Note in excess of the Original Public Offering Price thereof (i.e., the Supplemental Redemption Amount), if any, generally should be includible in income by a U.S. Holder who uses the cash method of tax accounting as ordinary interest on the date the amount payable on the maturity date is received by the U.S. Holder. Upon the sale or exchange of a Short-Term Note prior to the maturity date, a U.S. Holder who uses the cash method of tax accounting generally should be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale or exchange and such U.S. Holder’s tax basis in that Short-Term Note. Such a U.S. Holder’s tax basis in a Short-Term Note generally should equal such U.S. Holder’s initial investment in that Short-Term Note. Such gain or loss generally would be short-term capital gain or loss. However, all or a portion of any such gain should be treated as ordinary income to the extent of the amount of original issue discount (as described below under “—Accrual Method U.S. Holders”) that has accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of such sale or exchange.

Accrual Method U.S. Holders. U.S. Holders who use the accrual method of tax accounting, and certain other U.S. Holders including banks and dealers in securities, should be required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Such original issue discount should accrue based upon an estimated yield for the Short-Term Note. Upon maturity of a Short-Term Note, to the extent that the actual yield on the Short-Term Note differs from this estimated yield, such difference should be treated as additional original issue discount or as an offset to previously accrued original issue discount. Upon the sale or exchange of a Short-Term Note prior to the maturity date, a U.S. Holder who uses the accrual method of tax accounting generally should recognize short-term capital gain or loss (or, in some cases, possibly an offset to previously accrued original issue discount) in an amount equal to the difference between the amount realized on the sale or exchange and such U.S. Holder’s adjusted tax basis in the Short-Term Note. Such a U.S. Holder’s adjusted tax basis generally should equal such U.S. Holder’s initial investment in the Short-Term Note increased by any original issue discount previously included in income by the U.S. Holder.

Notes Linked to an Equity- or Commodity-Based Market Measure with Maturities of More than One Year

The following discussion applies to Notes linked to an equity- or commodity-based Market Measure with maturities of more than one year (“Long-Term Notes”).

Long-Term Notes will be treated as contingent payment debt instruments. On June 11, 1996, the Treasury Department issued the CPDI Regulations concerning the proper United States federal income tax treatment of contingent payment debt instruments such as Long-Term Notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to Long-Term Notes. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or other disposition (including retirement) of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

In particular, solely for purposes of applying the CPDI Regulations to the Long-Term Notes, ML&Co. will be required to establish a projected payment schedule for the Long-Term Notes. The projected payment schedule for the Long-Term Notes will consist of a projected cash payment on the maturity date of the Original Public Offering Price of the Long-Term Notes and an estimate of the Supplemental Redemption Amount per unit of the Long-Term Notes (the “Projected Supplemental Redemption Amount”). This projected payment schedule will represent an estimated yield for the Long-Term Notes. Long-Term Notes having different maturity dates or offered at different times will have different projected payment schedules and estimated yields.

Accordingly, during the term of the Long-Term Notes, a U.S. Holder of a Long-Term Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Long-Term Note that are deemed to accrue at the applicable estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such Long-Term Note (regardless of such U.S. Holder’s regular method of tax accounting). The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Long-Term Notes are outstanding) will equal the product of the applicable estimated yield (properly adjusted for the length of the accrual period) and the Long-Term Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a Long-Term Note’s adjusted issue price will equal the Long-Term Note’s issue price (i.e., the Original Public Offering Price), increased by the interest previously accrued on the Long-Term Note. On the maturity date of a Long-Term Note, in the event that the actual Supplemental Redemption Amount, if any, exceeds the Projected Supplemental Redemption Amount, a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over the Projected Supplemental Redemption Amount in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than the Projected Supplemental Redemption Amount, the excess of the Projected Supplemental Redemption Amount over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Long-Term Note for the taxable year in which the maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing such a Long-Term Note at a price that differs from the adjusted issue price of the Long-Term Note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

Upon the sale, exchange or other disposition (including retirement) of a Long-Term Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale, exchange or other disposition (including retirement) and the U.S. Holder’s adjusted tax basis in the Long-Term Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Long-Term Note generally will equal the U.S. Holder’s initial investment in the Long-Term Note increased by any interest previously included in income with respect to the Long-Term Note by the U.S. Holder. Any taxable gain will generally be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Long-Term Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Long-Term Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

All prospective investors in the Long-Term Notes should consult their own tax advisors concerning the application of the CPDI Regulations to their investment in the Long-Term Notes.

The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield for the Long-Term Notes) will be established solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the Long-Term Notes), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the Long-Term Notes, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes), will be set forth in the applicable term sheet. In addition, investors in the Long-Term Notes may obtain the projected payment schedule and the estimated yield, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the Notes are held for investment purposes, the amount of income or gain realized with respect to the Notes will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase or carry the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from United States federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from United States federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the United States federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a Note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the “Withholding Agent”) must have received a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS

Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual’s death, payments in respect of that Note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the amount due on the maturity date.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

EXPERTS

The consolidated financial statements incorporated by reference in this product supplement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”, and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”, and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008 and March 30, 2007 and the three-month and six-month periods ended June 27, 2008 and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), and June 27, 2008 (which report included explanatory paragraphs related to the restatement discussed in Note 16 to the condensed consolidated interim financial statements and a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008 discussed in Note 18 to the condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Affected Component	PS-17
backwardation	PS-12
Base Currency	PS-36
basket component	PS-36
Business Day	PS-25
Calculation Agent	PS-1
Calculation Day	PS-20
Callable at the Option of ML&Co	PS-16
Call Date	PS-16
Call Price	PS-16
CFTC	PS-10
Code	PS-39
Composite Currency	PS-32
contango	PS-12
CPDI Regulations	PS-41
CPO	PS-10
Cumulative Return	PS-1
Currency Business Day	PS-24
Cut-Off Date	PS-19
daily price fluctuation limits	PS-10
Disclosure Regulations	PS-40
DJAIG	PS-13
Ending Value	PS-18
ERISA	PS-46
Exchange Rate	PS-36
Exchange Rate Weighting	PS-22
FCM	PS-10
Foreign Currency Rules	PS-39
First Optional Call Date	PS-16
Final Exchange Rate(s)	PS-23
Five Day Averaging	PS-19
Fixing Page	PS-22
Fixing Time	PS-22
Index Compilation Agent	PS-14
index supplement	PS-1
Initial Exchange Rate(s)	PS-22
Initial Market Measure Level	PS-17
Initial Weighting	PS-36
IRS	PS-38
limit price	PS-10
Long-Term Exchange Rate Notes	PS-40
Long-Term Notes	PS-43
Market Disruption Event	PS-20
Market Measure	PS-1
Market Measure Business Day	PS-20
Market Measure Components	PS-8
Market Measure Publisher	PS-6
Multiple Day Averaging	PS-19
Multiplier	PS-36
New Currency	PS-25
non-U.S. Holder	PS-38
Notes	PS-1
NYSE	PS-20
Original Public Offering Price	PS-1

Participation Rate	PS-22
Plan	PS-46
Plan Asset Entity	PS-46
Pricing Date	PS-7
Pricing Date Market Disruption Calculation	PS-17
Projected Supplemental Redemption Amount	PS-41
PTCEs	PS-46
Reference Banks	PS-22
RICI—Excess Return Index	PS-12
RICI—Total Return Index	PS-13
RICI Committee	PS-13
Rogers	PS-13
ROGRER	PS-12
roll yield	PS-12
rolling	PS-12
Service Provider Exemptions	PS-46
Short-Term Exchange Rate Notes	PS-39
Short-Term Notes	PS-42
Single Day	PS-18
S&P	PS-14
Starting Value	PS-17
successor market measure	PS-24
Supplemental Redemption Amount	PS-1
term sheets	PS-1
time premium	PS-7
Unaffected Component	PS-17
Underlying Currency	PS-36
U.S. Holder	PS-38
Withholding Agent	PS-44
Yield-to-Call	PS-16

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, as applicable.

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

100% Principal Protected Notes

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

August 28, 2008